EX-99.B-77C

SUB-ITEM 77C:          Submission of matters to a vote of security holders

SHAREHOLDER MEETING RESULTS

On December 12, 2008, a special shareholder meeting (Meeting) for Waddell & Reed Advisors Asset Strategy Fund, Inc. (Fund) was held at the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas, 66202. The Meeting was held for the following purpose (and with the following results):

Proposal 1:          To elect thirteen Directors for the Fund.

Michael L. Avery
For	Against
206,828,963.071	5,529,329.621

Jarold W. Boettcher
For	Against
206,836,044.315	5,522,248.377

James M. Concannon
For	Against
206,938,243.450	5,420,049.242

John A. Dillingham
For	Against
206,790,992.096	5,567,300.596

David P. Gardner
For	Against
206,703,007.694	5,655,284.998

Joseph Harroz, Jr.
For	Against
206,792,024.799	5,566,267.893

John F. Hayes
For	Against
206,146,390.838	6,211,901.854

Robert L. Hechler
For	Against
205,520,695.169	6,837,597.523

Albert W. Herman
For	Against
206,810,459.934	5,547,832.758

Henry J. Herrmann
For	Against
206,818,927.995	5,539,364.697

Glendon E. Johnson, Sr.
For	Against
206,448,332.979	5,909,959.713

Frank J. Ross, Jr.
For	Against
206,898,942.428	5,459,350.264

Eleanor B. Schwartz
For	Against
206,674,429.992	5,683,862.700

Proposal 2: To approve for the Fund a proposed Agreement and Plan of Reorganization and Termination, pursuant to which the Fund would be reorganized into a corresponding series of a newly established Delaware statutory trust, to be named Waddell & Reed Advisors Funds.

For	Against	Abstain
196,167,598.150	4,365,004.175	6,534,354.251